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THE LOEWEN GROUP INC.
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(NYSE, TSE, ME: LWN)                                                        NEWS

Contact: Sitrick and Company
         Linda Press
         (310) 788-2850

                              FOR IMMEDIATE RELEASE

                 THE LOEWEN GROUP APPOINTS SENIOR VICE-PRESIDENT

                               OF HUMAN RESOURCES

Company Reinforces Commitment to Strengthening Its Workforce, Operations and Services

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VANCOUVER, BC -- November 17, 1999 -- THE LOEWEN GROUP INC. (NYSE, TSE, ME:
LWN), one of the largest funeral home and cemetery operators in North America, today announced the appointment of Gordon D. Orlikow as Senior Vice-President Human Resources, effective November 15, 1999. Mr. Orlikow, a member of the executive committee, is based in the Company's Vancouver, BC corporate office.

Mr. Orlikow's background includes senior strategic human resources roles in a variety of industries including agri-business, telecommunications, transportation and consulting in both Canada and the United States. Mr. Orlikow, 39, holds two Masters degrees, one in Public Administration and the other in Economics.

Mr. Orlikow will assume specific leadership responsibility for Loewen Group's strategic human resources function including employee relations, selection, reward, training and development, and internal communications.

"In large measure, The Loewen Group's future flows from our human resources -- the men and women who have established a proud tradition of servicing customers and communities," said President and CEO Robert Lundgren. "Gordon's appointment into this role reaffirms The Loewen Group's commitment to ensuring that the needs and expectations of our people and our organization are seamlessly integrated and supported."

Based in Vancouver, The Loewen Group Inc. owns or operates more than 1,100 funeral homes and more

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than 400 cemeteries across the United States, Canada, and the United Kingdom.
The Company employs approximately 13,000 people and derives approximately 90 percent of its revenue from its US operations.

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Safe Harbor: Certain statements contained in this press release, including but not limited to information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the Company's publicly filed quarterly and annual reports.